                                                                    EXHIBIT 10.5


                       PURCHASE AND ASSUMPTION AGREEMENT


                                     Between


                                    CIB BANK
                      an Illinois chartered commercial bank


                                       and


                     PARK NATIONAL BANK AND TRUST OF CHICAGO
                      a federally chartered commercial bank





                          Dated as of December 14, 1998





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                                TABLE OF CONTENTS




ARTICLE I                                                   PAGE

 DEFINITIONS ................................................ 2


ARTICLE II

 ASSUMPTION OF DEPOSIT LIABILITIES ........................... 4
    2.1  Assumption of Deposit Liabilities ................... 4
    2.2  Assumption of Repurchase Agreements ................. 4
    2.3  Transfer ............................................ 4

    2.4  Compensation on Deposit Liabilities and REPOS ....... 4

    2.5  Accountholders ...................................... 5

    2.6  Contracts, Leases and Agreements .................... 5


ARTICLE III

 PURCHASE OF ASSETS .......................................... 5
    3.1  Furniture, Fixtures and Equipment ................... 5
    3.2  Facility Sites ...................................... 6
    3.3  Cash ................................................ 7


ARTICLE IV

 OTHER AGREEMENTS ............................................ 7
    4.1  Safekeeping Business ................................ 7
    4.2  Data Processing Conversion .......................... 8
    4.3  Employees ........................................... 8
    4.4  Cooperation ......................................... 8
    4.5  No Material Change After Agreement .................. 9
    4.6  Standstill .......................................... 9
    4.7  Confidentiality ..................................... 9
    4.8  No Contact .......................................... 10
    4.9  Utilities ........................................... 10
    4.10 Applications and Notices ............................ 10
    4.11 Access to Information ............................... 11
    4.12 Due Diligence ....................................... 11

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
             4.13 Security Deposits ...........................  11
             4.14 Good Faith Deposit...........................  11
             4.15 Regulatory Approval..........................  12
             4.16 Broker's Fee.................................  12
             4.17 Schedules....................................  13


ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF PNB.................  13


ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF CIB.................  16


ARTICLE VII

         CONDITIONS PRECEDENT TO PNB'S OBLIGATIONS.............  17


ARTICLE VIII

         CONDITIONS PRECEDENT TO CIB'S OBLIGATIONS.............  19


ARTICLE IX

         THE CLOSING ..........................................  22

             9.1  Closing......................................  22
             9.2  Effective Time...............................  22
             9.3  Transfer Date................................  22
             9.4  Transfer of Funds............................  22
             9.5  Allocation of Expenses and Fees..............  23
             9.6  Purchase and Sale of Assets..................  23
             9.7  Assumption of Liabilities....................  23


ARTICLE X

         PAYMENT ADJUSTMENTS...................................  23

             10.1 Payment Adjustment...........................  23
             10.2 Payments.....................................  23
             10.3 Interest.....................................  24


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
ARTICLE XI

         SURVIVAL .............................................  24


ARTICLE XII

         INDEMNIFICATION ......................................  24

             12.1   Indemnification of CIB ....................  24
             12.2   Indemnification of PNB ....................  25
             12.3   Conditions Precedent to Indemnification ...  25


ARTICLE XIII

         TERMINATION ..........................................  26
             13.1   Termination ...............................  26
             13.2   Notice ....................................  26
             13.3   Effect of Termination .....................  26


ARTICLE XIV

         OPERATIONAL MATTERS ..................................  26

             14.1    Notice to Depositors and Obligors ........  26
             14.2    Notices to Holders of IRA and
                          Keogh Accounts ......................  27
             14.3    Retention of Records .....................  27
             14.4    Correspondence and Communication .........  27
             14.5    Transitional Matters .....................  28
             14.6    Backup Withholding .......................  29
             14.7    Interest Report ..........................  29
             14.8    Access to Books and Records ..............  29
             14.9    Use of PNB's Name ........................  30
             14.10   Transfer of Data .........................  30
             14.11   Covenant Not to Compete ..................  30



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
ARTICLE XV

         GENERAL PROVISIONS.....................................  31

             15.1     Notices...................................  31
             15.2     Successors and Assigns....................  32
             15.3     Assignment................................  32
             15.4     Costs.....................................  32
             15.5     Entire Agreement..........................  32
             15.6     Amendment.................................  32
             15.7     Severability..............................  32
             15.8     Rule of Construction......................  32
             15.9     Section Headings..........................  33
             15.10    Gender, Etc...............................  33
             15.11    Counterparts..............................  34
             15.12    Governing Law.............................  34
             15.13    Execution.................................  34


SCHEDULES

                  1        Banking Offices
                  2.1      Deposit Liabilities
                  2.6      Other Agreements
                  3.1      Furniture, Fixtures and Equipment
                  3.2      Legal Description of Facility Sites
                  4.1      Securities Held in Safekeeping
                  5(i)     Encumbrances to Assets

                        PURCHASE AND ASSUMPTION AGREEMENT

         This PURCHASE AND ASSUMPTION AGREEMENT (Agreement) is made and entered into this 14th day of December, 1998, by and between CIB Bank (CIB), an Illinois chartered commercial bank, and Park national bank and trust of chicago (PNB), a federally chartered commercial bank.

         WHEREAS, Subject to the terms and conditions of this Agreement, PNB desires to sell and transfer, and CIB desires to purchase and assume, certain of the assets and liabilities of, or attributable to the PNB bank facilities located at 1515 West Dundee Road, Arlington Heights, Cook County, Illinois (the "Arlington Facility") and 2100 South Elmhurst Road, Mount Prospect, Cook County, Illinois (the "Prospect Facility");

         WHEREAS, CIB and PNB have determined that the transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

         WHEREAS, the transactions contemplated by this Agreement have been approved by the respective entire Boards of Directors of PNB and CIB and each has authorized their appropriate officers to execute and attest to this Agreement and to make application for and to receive the necessary supervisory approvals of the subject transactions from the Federal Deposit Insurance Corporation (the "FDIC"), the Office of Banks and Real Estate of the State of Illinois (the "OBRE") and the Office of the Comptroller of Currency (the "OCC"), to the extent necessary.

         NOW THEREFORE, with the foregoing recitals incorporated by reference and made a part hereof, and in consideration of the premises and the mutual promises herein made, and other good and valuable consideration, CIB and PNB hereby covenant and agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings set forth in this Article I, or as otherwise defined in this Agreement. Defined terms in this Agreement imparting the singular shall include the plural and vice versa.

         "ACCOUNTING RECORDS" means the general ledger and subsidiary ledgers of PNB relative to the Facilities and supporting schedules which support the ledger balances.

PURCHASE AGREEMENT                                                        PAGE 2


         "AGREEMENT" means this Purchase and Assumption Agreement by and among CIB and PNB, as amended or otherwise modified from time to time in accordance with the terms of this Agreement.

         "ASSETS" means the assets of the Facilities more fully described in Sections 3.1, 3.2 and 3.3 of this Agreement.

         "BOOK VALUE" means, with respect to any Asset and any assumed liability, including Deposit Liabilities, the dollar amount thereof stated on the Accounting Records. The Book Value of any item shall be determined as of the Closing Date after adjustments made by PNB for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections. Without limiting the generality of the foregoing, the Book Value of a Deposit Liability shall include all principal and all accrued and unpaid interest thereon as of the Closing Date and the Book Value of an Asset shall be net of depreciation.

         "BUSINESS DAY" means a day other than a Saturday, Sunday, Federal legal holiday or legal holiday under the laws of the State of Illinois.

         "CLOSING" has the meaning provided in Section 9.1.

         "CLOSING DATE" means the cut-off time for the Facilities on the day prior to the Transfer Date, which day shall be no later than March 30, 1999; provided, that either CIB or PNB shall be entitled to extend the Closing Date for up to thirty (30) days if the requesting party notifies the other party in writing on or before February 28, 1998 that all necessary regulatory approvals have not been received. CIB and PNB, as the case may be, shall immediately notify the other upon receipt of all necessary regulatory approvals and propose a Closing Date, which shall be as soon as practicable after receipt of such regulatory approvals and expiration of all post-approval waiting periods. The proposed Closing Date shall be subject to the approval of the parties. The location of the Closing shall be at the Prospect Facility.

         "DEPOSIT LIABILITIES" has the meaning provided in Section 2.1.

         "EFFECTIVE TIME"  has the meaning provided in Section 9.2.

         "ENVIRONMENTAL LAWS" means all applicable federal, state and local environmental laws relating to pollution or protection of the environment including, without limitation, the Solid Waste Disposal Act, the Hazardous Materials Transportation Act, the Clean Water Control Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

PURCHASE AGREEMENT                                                        PAGE 3

         "FACILITIES"  means the Arlington Facility and the Prospect Facility.

         "FACILITY SITES" means the land, improvements, additions, alterations and installations of the Arlington Facility and the Prospect Facility. Unless context requires otherwise, the term "Facilities" shall encompass Facility Sites.

         "FURNITURE, FIXTURES AND EQUIPMENT" has the meaning provided in Section 3.1.

         "HAZARDOUS SUBSTANCES" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any environmental law, whether by type or by quantity, including any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or byproduct thereof, asbestos radioactive material and polychlorinated biphenyls.

         "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

         "PREMIUM INTEREST RATE" means an interest rate equal to or greater than one hundred and four percent (104%) of the average rates paid by the banking offices set forth on Schedule 1 to this Agreement on accounts of same or similar terms. For example, if the average interest rate is five and one-half percent (5.5%) for a one year certificate of deposit, any one year certificate of deposit with an interest rate equal to or in excess of five and seventy two hundredths percent (5.72%) would be considered at a Premium Interest Rate.

         "PRINCIPAL VALUE" means with respect to the Deposit Liabilities the principal balance stated on the accounting records, excluding accrued and unpaid interest thereon, as of the Closing Date.

         "RESTRICTED AREA" means the boundary limits of Arlington Heights and Mount Prospect, Illinois.

         "SAFE DEPOSIT BOXES" means the safe deposit boxes located at the Facilities, all rights and benefits (except as otherwise provided in Section 4.1) under rental agreements with respect to such safe deposit boxes, and all keys and combinations thereto.

         "TRANSFER DATE" has the meaning provided in Section 9.3.

PURCHASE AGREEMENT                                                        PAGE 4

                                   ARTICLE II
                            ASSUMPTION OF LIABILITIES

         2.1. ASSUMPTION OF DEPOSIT LIABILITIES. CIB shall assume at Book Value all of the FDIC insured and uninsured deposit accounts generally originating at and attributable to the Facilities, including demand deposit accounts, passbook savings, money market accounts, certificates of deposit and negotiable order of withdrawal accounts, as of the Closing Date (the "Deposit Liabilities"); provided, however, that Deposit Liabilities shall not include: (i) deposit accounts which cannot lawfully be transferred by PNB to CIB; and (ii) deposit accounts which CIB, following its Initial Investigation or Closing Investigation pursuant to Section 4.12 hereof, identifies in writing to PNB as deposit accounts that it will not assume. Schedule 2.1, attached hereto and specifically incorporated herein by this reference, sets forth the name of the accountholder, type of account, account number, account opening date, account officer, current balance, accrued interest, interest rate, ownership class, status of account, service charge information and account maturity date of the Deposit Liabilities as of December 1, 1998. On or before the Transfer Date, PNB agrees to deliver to CIB an updated statement in the form of Schedule 2.1 identifying the Deposit Liabilities as of the Closing Date.

         2.2. ASSUMPTION OF REPURCHASE AGREEMENTS. Subject to PNB obtaining any necessary consents of third parties pursuant to Article VIII(f) of this Agreement, CIB may assume at Book Value any or all of the Repurchase Agreements generally originating at and attributable to the Facilities as of the Closing Date. CIB shall, within five (5) days following its Initial Investigation and Closing Investigation pursuant to Section 4.13 hereof, identify in writing to PNB the Repurchase Agreements that it will assume (the "REPOS").

         2.3. TRANSFER. Subject to the terms and conditions of this Agreement, CIB shall assume the liability for the Deposit Liabilities and REPOS as of the Effective Time.

         2.4. COMPENSATION ON DEPOSIT LIABILITIES AND REPOS. CIB shall receive from PNB on the Transfer Date, as consideration for the assumption of the Deposit Liabilities and REPOS, the sum of: (i) one hundred percent (100%) of the Book Value of the Deposit Liabilities and REPOS of the Arlington Facility, less a premium of eight and thirty three hundredths percent (8.33%) of the Principal Value of the Deposit Liabilities of the Arlington Facility, provided that no premium shall be computed on the Principal Value of such Deposit Liabilities that exceed Twenty Five Million Dollars ($25,000,000.00); and (ii) one hundred percent (100%) of the Book Value of the Deposit Liabilities and REPOS of the Prospect Facility, less a premium of eight and thirty three hundredths percent (8.33%) of the Principal Value of the Deposit Liabilities of the Prospect Facility, provided that no premium shall be computed on the Principal Value of such

PURCHASE AGREEMENT                                                        PAGE 5


Deposit Liabilities that exceed Eighty Million Dollars ($80,000,000.00). Notwithstanding anything to the contrary contained in this Section 2.4, no premium shall be computed on brokered deposits, collateralized deposits, and deposits of any state or political subdivision thereof to the extent the aggregate deposits of each such public entity exceeds one percent (1%) of the total Deposit Liabilities.

         2.5. ACCOUNTHOLDERS. Each accountholder of a Deposit Liability shall, on the Closing Date, automatically become a holder of an account in CIB, in a dollar amount equal to the withdrawable value of the account; CIB having assumed the liability for the Deposit Liabilities subject to the existing rights, delegations, assignments, appointments, powers of appointment and privileges of the accounthoIders. Thereafter, each such accountholder shall be entitled to all of the rights and privileges of an accountholder of CIB, as prescribed by its Charter, ByLaws and account rules and, when appropriate, be issued proper account documentation evidencing such account in CIB, subject to the conditions hereinafter set forth in this Section 2.5. CIB shall continue to recognize the terms and maturities of all passbooks and certificates of deposit issued by PNB and outstanding on the Closing Date until the originally stated maturity date. Thereafter, such accounts shall be renewed upon the terms of CIB for similar accounts. In the event the account does not contain a stated maturity, CIB shall recognize the terms and conditions of such account for no less than thirty (30) days after the Transfer Date, unless CIB intends to offer more favorable terms and conditions.

         2.6. CONTRACTS, LEASES AND AGREEMENTS. Attached to Schedule 2.6 are all contracts, commitments, arrangements, leases and agreements related to the Facilities (the "Other Agreements") which shall be assumed by CIB as of the Effective Time; provided that PNB has obtained all necessary consents of third parties for such transfer. CIB may not refuse to assume on the Closing Date any Other Agreement which was entered into prior to the Initial Investigation unless there shall have occurred a material default or change in terms with respect to such Other Agreement. CIB shall not assume any other contracts, commitments, arrangements, leases or agreements (whether written or oral) of PNB or related to the Facilities. On the Transfer Date, CIB shall pay to PNB as of the Closing Date its prorata share of any prepaid fees, costs or expenses related to the Other Agreements and, PNB shall pay to CIB as of the Closing Date its prorata share of any unpaid and accrued fees, costs or expenses related to the Other Agreements.

                                   ARTICLE III
                               PURCHASE OF ASSETS

         3.1. FURNITURE, FIXTURES AND EQUIPMENT. Schedule 3.1, attached hereto and specifically incorporated herein by this reference is a schedule of furniture,

PURCHASE AGREEMENT                                                        PAGE 6

fixtures and equipment presently located at the Premises Facility which CIB agrees to purchase from PNB (the "Furniture, Fixtures and Equipment") on the Transfer Date for a price equal to the Book Value of the Furniture, Fixtures and Equipment as of the Closing Date. PNB shall transfer all of its right, title and interest in the Furniture, Fixtures and Equipment to CIB by a duly authorized Bill of Sale on the Transfer Date. Such sale shall be "as is" and PNB makes no representations or warranties whatsoever with respect thereto except as set forth in Article V of this Agreement.

         3.2. FACILITY SITES. Schedule 3.2, attached hereto and specifically incorporated herein by this reference, sets forth the legal description of the Facility Sites. CIB agrees to purchase the Facility Sites from PNB on the Transfer Date for a price equal to the Book Value of the Facility Sites as of the Closing Date. PNB shall transfer all of its rights, title and interest in the Facility Sites by Warranty Deeds so as to convey the absolute fee of the Facility Sites subject to the Permitted Exceptions as hereinafter defined.

                  (a) Within thirty (30) days from the date hereof, PNB shall provide, at PNB's expense, owner's preliminary title commitments for the Facility Sites dated subsequent to the date hereof. Said reports shall be issued by a title insurer in a form reasonably acceptable to CIB, and shall contain the commitment of such title company to issue a land owner's title insurance policy insuring CIB's title to the Facility Sites as good and marketable with extended coverage endorsements guaranteeing over standard exceptions to title customarily contained in such policy in the amount equal to the Book Value of each of the respective Facility Sites, subject only to the following (collectively, the "Permitted Exceptions"): (i) liens for property taxes which are not delinquent or subject to penalty; (ii) covenants, conditions and restrictions of record, provided that the same are not violated by the improvements on the real estate or the use thereof, do not unreasonably interfere with CIB's proposed use of the Facility Sites and do not contain a reverter or right of reentry; and (iii) public and utility easements and roads and highways of record, if any. Unless CIB notifies PNB in writing of objections to any exceptions (other than Permitted Exceptions) shown on the title commitments (Exception Notice) within ten (10) days of receipt of each of the commitments for title insurance, all such exceptions shall be deemed to be Permitted Exceptions. PNB shall have fifteen (15) days from the date of delivery of each Exception Notice to remove or correct such exception to the satisfaction of CIB, or to obtain the commitment of the title insurer to insure CIB against all loss or damage that may be occasioned by such exception(s) and the contingencies set forth in this Agreement shall not be deemed satisfied until such time unless CIB waives such exception(s) in writing.

                  (b) Promptly following the date of this Agreement, PNB shall, at its expense, obtain a Phase I environmental assessment on each of the Facility Sites. If either of the Phase I environmental assessments indicates the

PURCHASE AGREEMENT                                                        PAGE 7


reasonable likelihood that either of the Facility Sites contains contamination requiring a response under Environmental Laws (as hereinafter defined), PNB shall, at its expense, obtain a Phase II environmental assessment of such Facility Site. If the Phase II environmental assessment evidences contamination requiring a response under Environmental Laws (as hereinafter defined), (i) PNB shall remediate such contamination, at PNB's sole cost and expense, to CIB's reasonable satisfaction, provided that such expense shall not exceed one hundred thousand dollars ($100,000); or (ii) CIB may terminate this Agreement. In the event PNB fails or is unable to remediate any contamination pursuant to Section 3.2(b)(i), CIB may terminate this Agreement.

                  (c) Not more than thirty (30) days after the date of this Agreement, PNB shall deliver to CIB, at PNB's expense, a current survey of each of the Facility Sites (the "Surveys"), which (i) shall include easements, if any, that are for the benefit of all or any portion of the Facility Sites, (ii) shall be dated on or after the date hereof, (iii) shall be prepared and certified to CIB, the title insurer and such other persons as CIB shall reasonably request by a registered Illinois land surveyor as having been prepared in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping for Class A-Urban Surveys, and (iv) shall show no encroachments over recorded easements or onto adjacent property by the building or other improvements on the Facility Sites or encroachments onto either of the Facility Sites by any improvements located on adjacent property.

                  (d) TAXES AND ASSESSMENTS. All real estate taxes and private and municipal charges shall be prorated through the Closing Date. Special assessments, if any, levied or for work actually commenced prior to the Closing Date shall be paid by PNB at or prior to Closing. Any municipal transfer taxes shall be paid by the party responsible for payment of the same under applicable local ordinance, and in the absence of such designation, by PNB.

         3.3. CASH. CIB shall purchase at Book Value all cash at the Facilities Sites as of the Effective Time.


                                   ARTICLE IV
                                OTHER AGREEMENTS

         4.1. SAFEKEEPING BUSINESS. Schedule 4.1 sets forth a full description of all securities and other items held in safekeeping at the Facilities and the identity of the customer for whom such securities and other items are held. PNB shall transfer, convey and deliver to CIB on the Transfer Date and CIB shall accept all securities and other items, if any, held by the Facilities in safekeeping for its customers arising out of the business of the Facilities as of the Effective Time.

PURCHASE AGREEMENT                                                        PAGE 8



CIB assumes and agrees to honor and discharge, from and after the Transfer Date the duties and obligations of PNB with respect to such securities and other items held in safekeeping. CIB shall be entitled to all rights and benefits heretofore accrued or hereafter accruing with respect thereto; provided, however, that fees collected on or prior to the Closing Date shall be prorated based upon the unexpired term of the agreement with the customer and paid by PNB to CIB, and accrued fees to be collected after the Closing Date shall be prorated based upon the unexpired term of the agreement with the customer and paid by CIB to PNB, on the Transfer Date.

         4.2. DATA PROCESSING CONVERSION. Prior to the Closing Date, CIB and PNB shall have received the consent of Firstar Information Services Corporation
(FISC), PNB's data processor, to the conversion by CIB of the Deposit Liabilities, other liabilities to be assumed and Assets to the system utilized by CIB Data Processing Services, Inc. ("CIB DP"). The data processing conversion (the "Conversion") shall be completed within one hundred and twenty (120) days of the Transfer Date. All costs, fees, expenses and charges assessed by FISC, including the fees and costs assessed by its third party vendors (collectively, the "FISC Fees"), to complete the Conversion (including without limitation the provision of system documentation, file layouts and files on tape) shall be paid by PNB and CIB, as the case may be, as follows: (i) in the event the FISC Fees are less than or equal to Fifty Thousand Dollars ($50,000), PNB shall pay all of the FISC Fees; or (ii) in the event the FISC Fees exceed fifty thousand dollars ($50,000), PNB shall pay FISC the sum of (A) Fifty Thousand Dollars ($50,000) and (B) one half (1/2) of the amount of the FISC Fees which exceed fifty thousand dollars ($50,000) less eight and two tenths percent (8.2%) of the amount of the Deposit Liabilities that exceed One Hundred Eight Million Dollars ($108,000,000) (provided that such product shall be limited to one half (1/2) the amount of the FISC Fees which exceeds Fifty Thousand Dollars ($50,000)), and CIB shall pay to FISC the balance due FISC. CIB shall also pay all costs and fees assessed or incurred by CIB DP to complete the Conversion.

          4.3. EMPLOYEES. After completion of the initial investigation, and at a time reasonably acceptable to PNB, CIB may interview all existing employees of PNB who work at either or both of the Facilities. PNB shall cooperate with CIB in the timing and scheduling of the interviews. CIB shall have the right, but not the obligation, to employ any or all of the existing personnel of the Facilities; provided, however that CIB may not interview or contact, directly or indirectly, such persons without the consent of PNB. CIB shall notify PNB prior to the Closing Date of which employees CIB will offer employment.

         4.4. COOPERATION. CIB and PNB agree that each shall cooperate in expeditiously obtaining all necessary or appropriate governmental approvals, consents or permits and in preparing any and all applications contemplated by this Agreement, and will furnish such information or exhibits as may be required

PURCHASE AGREEMENT                                                        PAGE 9


in connection therewith. CIB and PNB will not do, sanction or knowingly permit any Person under their control to do anything which might in any way hinder, delay or prevent the expeditious approval of the transactions contemplated by this Agreement or commit any act or omission which might be reasonably expected to have such an effect. CIB and PNB further agree that neither shall unreasonably take any action or refuse to take any action, whether or not specifically or generally contemplated as a part of this Agreement, wherein such action or non-action would interfere with the accomplishment of the transactions contemplated by this Agreement.

         4.5. NO MATERIAL CHANGE AFTER AGREEMENT. Until the Closing Date, PNB will conduct its operations related to the Facilities in accordance with all applicable laws, regulations, orders of regulatory authorities and in accordance with sound business and past practices. Furthermore, between the date hereof and the Closing Date, unless otherwise agreed in writing, PNB shall use its best efforts to maintain and preserve its business organization intact, and to maintain its relationships and good will with the accountholders, employees and others having business relationships related to the Deposit Liabilities and the Assets which are the subject of this Agreement. PNB will neither enter into any material agreements nor materially amend any agreements related to the operation of the Facilities (except as otherwise provided in this Agreement) without the written consent of CIB. From the date of this Agreement through the Closing Date, PNB shall not sponsor any promotional programs by offering a Premium Interest Rate.

         4.6. STANDSTILL. PNB will not, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry, proposal or offer to or by, or provide any information to or participate in any negotiations with any other party related to a liquidation, consolidation, sale, purchase or assumption related to the Deposit Liabilities, other liabilities to be assumed and/or Assets, participate in any discussions or negotiations regarding the same, furnish any information with respect to the same to a prospective purchaser, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or make any agreement with respect to or engage in any of the foregoing anytime prior to the Closing Date, unless this Agreement is terminated prior to or extended after such date pursuant to the terms of this Agreement. PNB shall immediately inform CIB in writing of any beneficial inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which PNB may receive with respect to the Facility Premises.

         4.7. CONFIDENTIALITY. CIB and PNB each agree to keep confidential all information, documents, books, records and any other material no matter how obtained from the other party hereto unless and until the transaction contemplated herein is consummated, and if such transaction is not consummated, each party hereto will return or cause to be returned to the

PURCHASE AGREEMENT                                                       PAGE 10


applicable party all such documents, material and information then in its possession, or the possession of a representative of either, and neither party hereto shall divulge or use such information until it becomes known generally to the public. CIB further agrees that it will use the information contained in the Schedules to this Agreement and/or through its due diligence investigations solely for the purpose of evaluating the transactions contemplated by this Agreement and that CIB, its directors, officers, agents and representatives will not disclose any of such information in any manner whatsoever except as authorized in writing by PNB or as necessary to be submitted to regulatory authorities in connection with its applications for approval of the transactions contemplated by this Agreement. Nothing contained in this Section 4.8 shall limit in any manner the disclosure by CIB or PNB of any information or documentation required to be disclosed in its filings with the Securities and Exchange Commission or related press releases.

         4.8. NO CONTACT. Except as otherwise authorized herein or by PNB in writing, in the event the transactions contemplated by this Agreement are not consummated, CIB agrees that it will not initiate or maintain contact with any officer, director, employee or agent of PNB regarding its business, operations, prospects or finances. In the event that the transactions contemplated by this Agreement are not consummated, CIB agrees that for a period of one (1) year from the date of this Agreement it will not solicit, except by general solicitation:
(a) to employ any of the current officers or employees of PNB at the Facility Premises with whom CIB has had contact during the due diligence examinations, so long as they are employed by PNB, without the written consent of PNB; and (b) customers of PNB identified in the Schedules to this Agreement. Notwithstanding anything in this Agreement to the contrary, CIB shall not be prohibited from responding to unsolicited communications from customers or employees of PNB, including unsolicited communications which result in a customer of PNB opening a deposit account with, or obtaining a loan or other banking product or service from, CIB, or which result in an employee of PNB becoming employed by CIB.

         4.9. UTILITIES. CIB shall cause all utilities and telephone services to be transferred into its name effective as of the Transfer Date.

         4.10. APPLICATIONS AND NOTICES. CIB shall make all applications, notices and initial publications required by federal and state regulatory authorities within a commercially reasonable time after the date of this Agreement. PNB agrees to use reasonable efforts to assist CIB in obtaining all regulatory approvals necessary to complete the transactions contemplated by this Agreement by providing CIB, with such information concerning PNB and its operations as may be requested by any federal or state authority in connection with any regulatory applications, filings or registrations and, to the extent required by applicable laws, rules or regulations, join in any such application, filing or registration.

PURCHASE AGREEMENT                                                       PAGE 11



         4.11. ACCESS TO INFORMATION. Prior to the Transfer Date, PNB shall provide CIB, upon request, with any reasonable information relative to the Deposit Liabilities and Assets.

         4.12. DUE DILIGENCE. Commencing within twenty (20) business days after the date of this Agreement, CIB may commence a not greater than five (5) business day "on-site" due diligence investigation of the Facilities, including the Deposit Liabilities, other liabilities to be assumed, Assets and all other contracts, agreements and/or documents related to the transactions contemplated by this Agreement (the "Initial Investigation"). Commencing at any time after receipt of all required regulatory approvals for the transactions contemplated by this Agreement, CIB may commence a three (3) business day "on-site" due diligence investigation consistent with the Initial Investigation (the "Closing Investigation"). CIB shall provide PNB with no less than five (5) business days advance notice of the Commencement of the Closing Investigation. PNB shall cooperate with CIB and provide disclosure and access to all Accounting Records, documents, contracts, commitments, correspondence, accounts, reports, properties and assets of the Facilities. In the event CIB is not satisfied with the results of the Initial Investigation it may, in its sole discretion, terminate this Agreement within five (5) business days following the completion of the Initial Investigation. CIB may also terminate this Agreement within three (3) business days following the completion of its Closing Investigation if CIB determines, based upon the Closing Investigation, that a material adverse change has occurred with respect to the Assets, Deposit Liabilities and Other Contracts to be assumed since the completion of the Initial Investigation; provided, however, that PNB shall have ten (10) days to cure such material adverse change to the reasonable satisfaction of CIB. In the event that PNB fails or is unable to cure such material adverse change, and the change can be quantified in a liquidated amount, CIB and PNB shall agree to appropriately adjust the purchase price. In the event that CIB and PNB are unable to resolve the amount of adjustment within five (5) business days after the expiration of PNB's cure period, CIB and PNB shall retain the accountants of CIB to resolve the dispute, which determination shall be conclusive on the parties. In the event that the accountants of CIB are unable to calculate a liquidated amount according to generally accepted accounting principles, this Agreement shall terminate without further action of the parties. For purposes of this Section 4.12, a material adverse change with respect solely to the level of Deposit Liabilities shall be a decrease in total Deposit Liabilities of ten percent (10%) from the date of this Agreement.

         4.13. SECURITY DEPOSITS. On the Transfer Date, PNB shall transfer to CIB all security deposits paid to PNB by any and all tenants of the Facilities.

         4.14. GOODFAITH DEPOSIT. Provided that CIB does not terminate this Agreement pursuant to Section 4.17 of this Agreement, CIB shall, within twenty

PURCHASE AGREEMENT                                                       PAGE 12



(20) business days of the Date of this Agreement, pay to PNB via wire transfer a good faith deposit (the "Deposit") in the amount of Two Hundred Thousand Dollars ($200,000). PNB shall return the Deposit to CIB, together with interest thereon calculated in accordance with Section 10.3 of this Agreement, upon the occurrence of either of the following: (i) CIB terminates this Agreement because it has not received regulatory approval or denial for the consummation of the transactions contemplated hereby within one hundred eighty days (180) of this Agreement; provided that CIB has acted diligently to make application and seek such regulatory approval; (ii) CIB terminates or refuses to close the transactions contemplated by this Agreement pursuant to and under the terms and provisions of this Agreement; (iii) PNB terminates or refuses to close this Agreement; or (iv) upon the Closing of the transactions contemplated hereby. In the event that CIB has failed to act diligently in seeking to obtain regulatory approval or denial within one hundred eighty (180) days after the date of this Agreement, PNB may return One Hundred Thousand Dollars ($100,000) of the Deposit. In the event that CIB obtains regulatory approval for the transactions contemplated by this Agreement and PNB elects not to close this transaction pursuant to the terms of this Agreement except because a court order has been entered precluding the closing of the transactions contemplated by this Agreement, PNB shall pay to CIB, in addition to the refund of the Deposit, an amount of One Hundred Thousand Dollars ($100,000).

         4.15. REGULATORY APPROVAL. CIB shall use diligent efforts to make and file all necessary applications with the appropriate regulatory authorities for approval of the transactions contemplated by this Agreement. Provided that PNB has complied with Section 4.5 of this Agreement, CIB shall obtain regulatory approval or denial of the transactions contemplated by this Agreement within one hundred and twenty (120) days after the date of the execution of this Agreement (the "Approval Date"). Prior to the expiration of the Approval Date, CIB and/or PNB may, by notice to the other, extend the Approval Date for a period not to exceed sixty (60) days; provided that if regulatory approval or denial has not been obtained by the expiration of the Approval Date or such extension due to delays created by the appropriate regulatory authorities in investigating and/or considering regulatory approval, or matters outside the control of CIB, the Approval Date shall automatically be extended until such time as such regulatory authority has approved or denied such application and the expiration of all applicable waiting periods.

         4.16. BROKER'S FEE. CIB shall pay upon the closing of the transactions contemplated by this Agreement a broker's and finder's fee to Keefe, Bruyette & Woods, Inc. in an amount equal to seventeen hundredths of one percent (0.17%) of the Deposit Liabilities, but in no event more than One Hundred Seventy Eight Thousand Five Hundred Dollars ($178,500).

PURCHASE AGREEMENT                                                       PAGE 13



         4.17. SCHEDULES. Within ten (10) business days of the date of this Agreement, PNB shall provide to CIB the schedules to this Agreement (the "Schedules") in form and substance acceptable and satisfactory to CIB. Notwithstanding anything to the contrary contained within this Agreement, CIB may, in its sole discretion, terminate this Agreement within (5) days after receipt of the Schedules.


                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF PNB

         PNB represents and warrants to CIB the following statements of essential facts, which are true and correct on the date of this Agreement and which shall be true and correct on the Closing Date, and each of which shall constitute a condition precedent to FNB's obligations hereunder:

                  (a) ORGANIZATION AND STANDING. PNB is a capital stock commercial bank duly organized and validly existing and in good standing under the laws of the United States, and it has all corporate powers and certificates of authority, licenses, permits and other documentation to own its property and to carry on its business as it is now being conducted. The deposit accounts of PNB, to the extent insurable, are insured by the FDIC Bank Insurance Fund (BIF).

                  (b) AUTHORITY. PNB has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated to be carried out by it. This Agreement has been duly executed and delivered by PNB and constitutes the legal, valid and binding obligation of PNB enforceable in accordance with its terms.

                  (c) LITIGATION. There are no material claims, demands, orders, actions, suits, proceedings or other litigation (nor does PNB know of any investigation preliminary thereto) of any nature pending or to the knowledge of PNB threatened against PNB related to the Deposit Liabilities, Assets, REPOS, Other Agreements or PNB's Operation of the Facilities at law or in equity, or affecting the Facilities before or by any Federal, State, municipal or other court, governmental department, commission, board, bureau, agency or instrumentality, nor is PNB aware of any facts that could reasonably afford a basis for a cause of action against PNB relating to the Deposit Liabilities, Assets, REPOS, Other Agreements or PNB's Operation of the Facilities.

                  (d) ACCURACY OF STATEMENTS. Neither this Agreement nor any Exhibit or Schedule hereto, statement, list, certificate or other information furnished or to be furnished in writing by PNB to CIB in connection with this Agreement or any of the transactions contemplated hereby contains or will

PURCHASE AGREEMENT                                                       PAGE 14


contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein taken as a whole with all other such statements, lists, certificates or other information furnished above in light of the circumstances in which they were/are made, not misleading.

                  (e) NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by PNB of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to: any provision or restriction of any charter, bylaw or indenture of PNB or any provision or restriction of any lien, lease agreement, contract, instrument, order judgment, award, decree, ordinance or regulation or any other restriction of any kind or character to which any assets or properties of PNB are subject or by which PNB is bound.

                  (f) DISASTER PROVISION. The business and properties of the Facilities have not been adversely affected in any material way as a result of any act of God, fire, flood, disturbance, or similar calamity.

                  (g) OTHER AGREEMENTS. All of the Other Agreements set forth in
Schedule 2.6 are legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. PNB has fulfilled and taken all action reasonably necessary to enable it to fulfill when due all material obligations under the Other Agreements; and there are no material defaults and no events have occurred that, with the lapse of time or election of any other party, will become material defaults by it under any of the Other Agreements. No other party to any of the Other Agreements is in default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder. There are no disputes, oral agreements or forbearance programs in effect as to the Other Agreements. As to the leases relating to office space in the Facilities identified in Schedule 2.6 (the "Leases"), PNB has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold. There are no subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Facilities. The Leases constitute all of the leases that relate to the Facilities.

                  (h) ENVIRONMENTAL. To the knowledge of PNB, neither of the Facility Premises is contaminated with any wastes or Hazardous Substances.

PURCHASE AGREEMENT                                                       PAGE 15


                  (i) TITLE TO ASSETS. Except as set forth on Schedule 5(i), PNB has good and marketable title to the Assets, free and clear of all liens, security interests, encumbrances or restrictions on transfer.

                  (j) CONDEMNATION. There are no pending or, to the best of PNB's knowledge, threatened condemnation proceedings, suits or administrative actions relating to either of the Facilities or other matters materially and adversely affecting the current use, occupancy or value thereof.

                  (k) EMPLOYEES. There are no employment agreements or collective bargaining agreements relating to PNB that are binding upon CIB, nor any benefit packages or benefits under which CIB will be obligated to any of the employees of the Facilities whether or not CIB hires any such employees or officers of the Facilities.

                  (l) TAXES. All taxes and assessments owed by PNB relating to the Deposit Liabilities and the Assets have been paid, excepting real estate taxes, which are to be prorated at Closing pursuant to Section 3.2(c) of this Agreement.

                  (m) BROKER'S AND FINDER'S FEES. Neither PNB, nor any of its respective officers or directors has retained or otherwise engaged or employed any broker, finder or any other Person, nor has incurred any obligation or liability, contingent or otherwise, for any brokerage commission or finder's fee or like compensation with respect to the transactions contemplated by this Agreement that shall be an obligation of CIB except as provided in Section 4.16 of this Agreement.

                  (n) REGULATORY AGREEMENTS. PNB is not operating under a Cease and Desist Order, Memorandum of Understanding or any other formal or informal supervisory enforcement action.

                  (o) INSURANCE. PNB has in place insurance sufficient to replace buildings, furniture, fixtures, equipment and other personal property located at the Facilities if such buildings, furniture, fixtures, equipment or other personal property are damaged or destroyed prior to the Effective Time.

                  (p) STATE OF THE FACILITIES. To the best of PNB's knowledge, there are no material defects to the building systems and improvements comprising the Facilities are in good operating condition and repair giving consideration to their age and use and subject to ordinary wear and tear, and there are no material defects in the structural components comprising the Facilities or in any building or mechanical systems located therein. To the best of PNB's knowledge, the present use, operation and physical condition of the Facilities are in substantial compliance with all applicable federal, state, city and

PURCHASE AGREEMENT                                                       PAGE 16


county laws, rules, regulations, orders, judgments, injunctions, decrees and awards and private covenants and restrictions.

                  (q) DEPOSIT LIABILITIES. All of the Deposit Liabilities were originated and administered and, to the best of PNB's knowledge, are in material compliance with the documents governing the relevant type of Deposit Liability and all applicable federal and state laws, rules, regulations, orders, judgments, injunctions, decrees and awards. PNB has properly accrued interest on the Deposit Liabilities, and the records respecting the Deposit Liabilities accurately reflect such accruals of interest. The Deposit Liabilities to be transferred hereby are deemed by the FDIC to be BIF deposits.


                                   ARTICLE VI
                      REPRESENTATIONS AND WARRANTIES OF CIB

         CIB represents and warrants to PNB the following statements of essential facts, which are true and correct on the date of this Agreement and which shall be true and correct on the date of Closing, and each of which shall constitute a condition precedent to PNB's obligations hereunder:

         (a) ORGANIZATION AND STANDING. CIB is a capital stock commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois, and it has all corporate powers and certificates of authority, licenses, permits and other documentation to own its property and to carry on its business as it is now being conducted. The deposit accounts of CIB, to the extent insurable, are insured by the BIF.

         (b) AUTHORITY. CIB has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated to be carried out by it. This Agreement has been duly executed and delivered by CIB and constitutes the legal, valid and binding obligation of CIB, enforceable in accordance with its terms.

         (c) COMMUNITY REINVESTMENT ACT RATING. CIB received a rating of at least satisfactory pursuant to its most recent Community Reinvestment Act (CRA) examination conducted by the FDIC as of its most recent examination. CIB has received no notice of the downgrading of such CRA rating, nor has it any reason to suspect that regulatory approval may not be obtained because of CIB's CRA performance.

         (d) BROKER'S AND FINDER'S FEES. Neither CIB, nor any of its respective officers or directors has retained or otherwise engaged or employed any broker, finder or any other Person, nor has incurred any obligation or liability, contingent or otherwise, for any brokerage commission or finder's fee or like compensation

PURCHASE AGREEMENT                                                     PAGE 17


with respect to the transactions contemplated by this Agreement that shall be an obligation of CIB, except as provided in Section 4.16 of this Agreement.

         (e) FINANCIAL RESOURCES. CIB has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement. CIB and its subsidiaries are, and will be following the Closing of the transactions contemplated by this Agreement, in compliance with all applicable capital, debt and financial and non-financial criteria of federal banking agencies having jurisdiction over CIB. CIB has no knowledge of any facts or conditions applicable to it or its subsidiaries that would reasonably lead CIB to believe the transactions contemplated hereby will not be approved by state and federal banking agencies having jurisdiction.

          (f) REGULATORY AGREEMENTS. CIB is not operating under a Cease and Desist Order, Memorandum of Understanding or any other formal or informal supervisory enforcement action.


                                   ARTICLE VII
                    CONDITIONS PRECEDENT TO PNB'S OBLIGATIONS

         Unless the conditions are waived by PNB, all obligations of PNB under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  (a) REAL ESTATE CONTINGENCIES. CIB shall have provided notice to PNB of the satisfaction or the waiver of the contingencies set forth in Sections 3.2(a) and (b) of this Agreement.

                  (b) REGULATORY APPROVALS. CIB and PNB shall have obtained and received all necessary consents and approvals of all regulatory agencies and other authorities having jurisdiction over this transaction necessary to complete the transactions contemplated by this Agreement pursuant to Section
4.15 of this Agreement, all waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval, or commencement of any suit or action by any governmental authority, seeking to enjoin the transactions contemplated hereby or to obtain other relief with respect thereto.

                  (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in the Exhibits hereto delivered by CIB or on its behalf to PNB pursuant to this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

PURCHASE AGREEMENT                                                       PAGE 18


                  (d) PERFORMANCE OF AGREEMENTS. CIB shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

                  (e) CORPORATE APPROVALS. All other corporate action on the part of the directors of CIB and PNB adopting and approving this Agreement and approving the transactions contemplated hereby shall have been taken.

                  (f) LITIGATION. No suit, action or proceeding by any Person shall have been instituted or threatened seeking to (i) enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement which would in the reasonable judgment of PNB make it inadvisable to consummate such transactions; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) that would adversely affect the right of PNB to transfer the Deposit Liabilities, REPOS or sell the Assets. No court order shall have been entered in any action or proceeding instituted by any other Person which enjoins, restrains or prohibits this Agreement or consummation of the transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by a governmental entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  (g) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by CIB and all instruments executed and delivered by CIB on or prior to the close of business on the Closing Date, in connection with the transactions herein contemplated, shall be reasonably satisfactory in form and substance to PNB and its counsel.

                  (h) CLOSING CERTIFICATE. PNB shall have received a certificate signed by the President and another duly authorized officer of CIB and dated as of the Closing Date, certifying in such detail as CIB may reasonably request as to the fulfillment of the conditions to the obligations of CIB as set forth in this Agreement.

                  (i) COLLATERAL. As of the Closing Date , CIB shall have pledged sufficient and acceptable securities for the Public Funds and REPOS to be assumed by CIB.

                  (j) CLOSING STATEMENT. CIB and PNB have agreed to a Closing Statement identifying all amounts due under this Agreement.

PURCHASE AGREEMENT                                                       PAGE 19



                                  ARTICLE VIII
                    CONDITIONS PRECEDENT TO CIB'S OBLIGATIONS

Unless the conditions are waived by CIB, all obligations of CIB under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  (a) REAL ESTATE CONTINGENCIES. CIB has provided notice to PNB of the satisfaction or the waiver of the contingencies set forth in Sections 3.2(a) and (b) of this Agreement.

                  (b) REGULATORY APPROVALS. PNB and CIB shall have obtained and received all necessary consents and approvals of all regulatory agencies and other authorities having jurisdiction over this transaction necessary to complete the transactions contemplated by this Agreement pursuant to Section
4.15 of this Agreement upon such terms and conditions, if any, as are satisfactory to PNB in its reasonable judgment, all waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval, or commencement of any suit or action by any governmental authority, seeking to enjoin the transactions contemplated hereby or to obtain other relief with respect thereto.

                  (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in the Exhibits hereto delivered by PNB or on its behalf to CIB pursuant to this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

                  (d) PERFORMANCE OF AGREEMENTS. PNB shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

                  (e) CORPORATE APPROVALS. All necessary corporate action on the part of the directors of CIB and PNB adopting and approving this Agreement and approving the transactions contemplated hereby shall have been taken.

                  (f) CONSENT OF OTHER PERSONS. To the extent that any material lease, contract or agreement to which PNB is a party and which is related to the terms of this Agreement shall require the consent of any other person to the transactions contemplated herein, such consent shall have been obtained by the Closing Date; provided, however, that PNB shall not make as a condition for the obtaining of any such consent, any agreements or undertakings not approved by CIB.

PURCHASE AGREEMENT                                                       PAGE 20



                  (g) LITIGATION. No suit, action or proceeding by any Person shall have been instituted or threatened seeking to (i) enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement which would in the reasonable judgment of CIB make it inadvisable to consummate such transactions; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) that would adversely affect the right of CIB to assume the Deposit Liabilities, REPOS, own the Assets or to operate the Facilities as Facilities of PNB. No court order shall have been entered in any action or proceeding instituted by any other Person which enjoins, restrains or prohibits this Agreement or consummation of the transactions contemplated by this Agreement. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by a governmental entity which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

                  (h) PROCEEDINGS SATISFACTORY TO COUNSEL. All proceedings taken by PNB and all instruments executed and delivered by PNB on or prior to the close of business on the Closing Date, in connection with the transactions herein contemplated, shall be reasonably satisfactory in form and substance to CIB and its counsel.

                  (i) NO ADVERSE CHANGES. Between the date of this Agreement and the Closing Date, the business of the Facilities shall be conducted in the ordinary course, consistent in all material respects with prudent banking practices; there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence that may be expected to result in a material adverse change in the business of the Facilities; and the business and properties of the Facilities shall be kept substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, customers and employees.

                  (j) CLOSING CERTIFICATE. CIB shall have received a certificate signed by the President and another duly authorized officer of PNB and dated as of the Closing Date, certifying in such detail as CIB may reasonably request as to the fulfillment of the conditions to the obligations of PNB as set forth in this Agreement.

                  (k) CLOSING STATEMENT. CIB and PNB have agreed to a Closing Statement identifying all amounts due under this Agreement.

                  (l) CONVERSION COVENANT. FISC shall covenant and consent to provide CIB and CIB DP appropriate system documentation, file layouts and

PURCHASE AGREEMENT                                                       PAGE 21


files on tape in a form acceptable to CIB DP and provide additional information and assistance deemed necessary by CIB and CIB DP to complete the conversion pursuant to Section 4.2.

                  (m) INTERIM PROCESSING AGREEMENT. FISC and CIB shall have agreed to the fees and expenses to be charged by FISC to CIB for data processing services to be provided by FISC to CIB (other than conversion fees) following the Closing and until completion of the Conversion set forth in Section 4.2 of this Agreement. FISC shall agree to provide CIB and CIB DP separate financial information and data relative to the Facilities, including but not limited to, separate general ledger and trial balance reports together with all other daily reporting to the Facilities as reasonably requested by CIB and/or CIB DP until the completion of the Conversion. PNB and FISC shall covenant to cooperate with CIB and CIB DP in all matters during the account transition period and the conversion process.

                  (n) DUE DILIGENCE. CIB shall have completed the initial investigation and closing investigation pursuant to Section 4.12 and is satisfied with the results of the initial investigation and the closing investigation pursuant to Section 4.12 of this Agreement.

                  (o) ARLINGTON FACILITY TRANSFER. Savelli Properties, Inc.
(SPI), the tenant of PNB relative to the Facility Site located in Arlington Heights (Arlington Facility Site) shall have: (i) consented to the sale of the Arlington Facility Site to CIB; (ii) SPI shall have waived any right of first refusal relative to the Arlington Facility site; or (iii) in the event that PNB uses diligent efforts and is unable to meet either of the conditions set forth in (i) or (ii) above, PNB and CIB shall have entered into a lease of the Arlington Facility Site for the area currently occupied by PNB for a ten (10) year term with two (2) five (5) year options at a gross annual rental equal to seven percent (7%) of the Book Value of the Arlington Facility Site less than an amount equal to the calculated annual rental to be paid to PNB by SPI (assuming that SPI were to remain a tenant of the Arlington Facility for the entire calendar year 1999) upon the following terms and conditions:

                      (1) Upon the expiration or termination of the SPI lease, CIB shall purchase from PNB, and PNB shall sell to CIB, the Arlington Facility Site upon the same terms and conditions set forth in Section 3.2 of this Agreement except that the purchase price shall be at the Book Value of the Arlington Facility Site as of the date such sale shall close;

                      (2) The lease shall provide that PNB will not lease, sublease, convey or otherwise encumber or transfer the Arlington Facility Site to any other person; provided that PNB may allow SPI to exercise its option to continue the lease in consideration of SPI's agreement to relinquish its right of

PURCHASE AGREEMENT                                                      PAGE 22


first refusal, or enter into any other leases relative to the SPI leased premises with any other Persons with the consent of, and upon terms and conditions which are acceptable to CIB;

                      (3) Neither PNB nor any of its subsidiaries or affiliates shall occupy any part or portion of the Arlington Facility to conduct banking business or operations to any extent other than the duties customarily performed by Landlords during any time that CIB is a tenant of the Arlington Facility Site; and

                      (4) Upon such other terms and conditions which are mutually agreeable to CIB and PNB.


                                   ARTICLE IX
                                   THE CLOSING

         9.1. CLOSING. The Closing of this transaction shall occur on the Transfer Date.

         9.2. EFFECTIVE TIME. The transactions contemplated by this Agreement shall become effective at 2:00 P.M. on the Transfer Date, provided that (i) all applicable legal requirements of this Agreement (including occurrence of the Closing as described in Section 9.1 of this Agreement and all other requirements of relevant law have been fulfilled to consummate the transactions contemplated by this Agreement; (ii) all conditions precedent shall have been satisfied or affirmatively waived; and (iii) the transaction shall be deemed effective under all relevant rules and regulations duly promulgated by the OBRE, FDIC and OCC (the "Effective Time").

         9.3. TRANSFER DATE. The Transfer Date shall be the first business day following the Closing Date.

         9.4. TRANSFER OF FUNDS. At or prior to 2:00 P.M. on the Transfer Date:
(i) PNB shall pay to CIB by wire transfer or by transfer of immediately available funds, the amounts payable by PNB to CIB pursuant to this Agreement, as of the Closing Date; and (ii) CIB shall pay to PNB by wire transfer or by transfer of immediately available funds, the amounts payable by CIB to PNB pursuant to this Agreement. The parties may agree that the net amount to be transferred pursuant to this Section 9.4 may be made by the appropriate party by wire transfer or by transfer of immediately available funds.

         9.5. ALLOCATION OF EXPENSES AND FEES. All expenses and fees accrued, prepaid or otherwise by PNB prior to the Closing Date (including without limitation rents, utility payments, non-delinquent real property taxes and assessments, employee vacation pay (limited only to those PNB employees

PURCHASER AGREEMENT                                                      PAGE 23



hired by CIB) and Federal Deposit Insurance Corporation assessments (including deposit insurance assessments, if any, and Financing Corporation assessments)) relating to the Facilities that are allocable to any period following the Effective Time shall be prorated between PNB and CIB on the basis of a thirty
(30) day month and a three hundred and sixty (360) day year as of the Closing Date and shall be applied to reduce or increase the amounts to be paid pursuant to Section 9.4 of this Agreement.

         9.6. PURCHASE AND SALE OF ASSETS. Effective as of the Effective Time, and subject to the terms and conditions set forth in this Agreement, PNB shall convey, assign, and transfer to CIB, and CIB shall purchase from PNB all of PNB's right, title and interest in the Assets. Risk of loss on the Assets will pass to CIB at the Effective Time.

         9.7. ASSUMPTION OF LIABILITIES. As of the Effective Time, and subject to the terms and conditions set forth in this Agreement, CIB shall assume liability for the payment and performance of PNB's obligations accruing on or after the Effective Time for the Deposit Liabilities, the REPOS and the Other Agreements in accordance with the terms of such Deposit Liabilities, REPOS and Other Agreements in effect on the Closing Date; provided that except as contemplated by Section 2.5 of this Agreement, nothing herein shall preclude CIB from thereafter changing the terms and conditions of such Deposit Liabilities, REPOS or Other Agreements to the extent that it can do so in accordance with the agreements associate1d with the Deposit Liabilities, REPOS and Other Agreements and in accordance with applicable law.


                                    ARTICLE X
                               PAYMENT ADJUSTMENTS

         10.1. PAYMENT ADJUSTMENT. It is understood that the determination of the amounts to be paid pursuant to Section 9.4 of this Agreement to be based on the Accounting Records and best information available as of the Closing Date. In the event any bookkeeping omissions or errors are discovered after the calculation of such payments or in completing the transfers and assumptions contemplated hereby, but no later than ninety (90) days after the Transfer Date, the parties hereto agree to correct such errors and omissions, it being understood that, as far as practicable, all adjustments will be made consistent with the judgments, methods, policies or accounting principles utilized by PNB in preparing and maintaining Accounting Records into accordance with generally accepted accounting principles.

         10.2. PAYMENTS. PNB agrees to pay to CIB, and CIB agrees to pay to PNB, as the case may be, a payment in an amount which reflects net adjustments made pursuant to Section 10.1 plus interest as provided in Section 10.3. Such payment shall be made within seven (7) days of the calculation.

PURCHASE AGREEMENT                                                       PAGE 24


         10.3. INTEREST. Any amounts paid under Section 10.2 shall bear interest for the period from and including the day following the Closing Date to and including the day preceding the payment. The interest rate per annum shall accrue at a rate equal to the equivalent coupon issue yield on twenty-six (26) -week United States Treasury Bills in effect as of the Closing Date as published in The Wall Street Journal; provided, however, that if no such equivalent coupon issue yield is available as of the Closing Date, the equivalent coupon issue yield for such Treasury Bills most recently published in The Wall Street Journal prior to the Closing Date shall be used.


                                   ARTICLE XI
                                    SURVIVAL

         Except for agreements of the parties that are specifically provided by this Agreement to be performed after the Closing, all statements, representations and warranties made herein, or in connection therewith, or with the transactions contemplated thereby, by either party or any of its respective agents, employees, representatives, officers, directors or shareholders shall survive the Closing unless otherwise provided in this Agreement, excepting
Article V(p) which expires as of the Closing Date, for a period of one hundred eighty (180) days from the Closing Date. Without limiting the effect of the foregoing, each party's right and remedy for any breach of warranty or representation shall be solely at the party's election, and shall include but not be limited to the termination of this Agreement.

                                   ARTICLE XII
                                 INDEMNIFICATION

         12.1. INDEMNIFICATION OF CIB. From and after the Closing and subject to the limitations set forth in this Section 12.1 and compliance by CIB with
Section 12.3, PNB agrees to indemnify and hold CIB and its directors, officers, employees and agents harmless against any and all costs, losses, liabilities and expenses (including attorneys' fees) arising out of the following:

                  (a) a breach by PNB of any representation, warranty or
                      agreement contained in this Agreement;

                  (b) claims based on any of the Deposit Liabilities and REPOS which accrued prior to the Effective Time; and

PURCHASE AGREEMENT                                                       PAGE 25


                  (c) claims based on the rights of any present or former
                      officer, employee or agent of PNB which accrued prior to the Effective Time or as a result of the Closing.

         12.2. INDEMNIFICATION OF PNB. From and after the Closing and subject to the limitations set forth in this Section 12.2 and compliance by PNB with
Section 12.3, CIB agrees to indemnify and hold PNB and its directors, officers, employees and agents harmless against any and all costs, losses, liabilities and expenses (including attorneys' fees) arising out of the following:

                  (a) a breach by CIB of any representation, warranty or
                      agreement contained in this Agreement; and

                  (b) claims based on any of the Deposit Liabilities which
                      accrue after the Closing.

         12.3. CONDITIONS PRECEDENT TO INDEMNIFICATION. It shall be a condition precedent to the obligation of CIB or PNB, as the case may be, to indemnify any person pursuant to this Article XII that such person shall, with respect to any claim made or threatened against such person for which such person is or may be entitled to indemnification hereunder:

                  (a) give written notice to the party from whom indemnity is sought of such claim as soon as practicable after such claim is made or threatened prior to one hundred eighty days (180) after the Closing Date;

                  (b) provide to the party from whom indemnity is sought such information and cooperation with respect to such claim as the party may reasonably require;

                  (c) cooperate and take all steps as the party from whom
                      indemnity is sought may reasonably require to preserve and protect any defense to such claim;

                  (d) not incur any costs or expenses in connection with any response or suit with respect to such claim, unless such costs or expenses were incurred upon the written direction of the party from whom indemnity is sought; and

                  (e) not release or settle such claim or make any payment or admission with respect thereto unless the party from whom indemnity is sought consents in writing thereto, which consent shall not be unreasonably withheld.

PURCHASE AGREEMENT                                                       PAGE 26


                                  ARTICLE XIII
                                   TERMINATION

         13.1. TERMINATION. The transactions contemplated by this Agreement may be terminated on or before the Closing Date notwithstanding the adoption of this Agreement or the approval of any transaction contemplated by this Agreement by the Boards or Directors of CIB and PNB or any governmental agency by: (a) the mutual agreement of the Boards of Directors of CIB and PNB; (b) by the Board or Directors of CIB if any of the conditions provided in Article VIII hereof shall not have been satisfied, complied with or performed in any material respect, and CIB shall not have waived such failure of satisfaction, noncompliance or non-performance; (c) by the Board of Directors of PNB if any of the conditions provided in Article VII hereof shall not have been satisfied, complied with or performed in any material respect, and PNB shall not have waived such failure of satisfaction, noncompliance or non-performance. Notwithstanding the foregoing, any material condition contained in the approval of the transactions contemplated by this Agreement by the OBRE and FDIC will be subject to the consent of the Board of Directors of CIB.

         13.2. NOTICE. In the event of any termination pursuant to Section 13.1(b) or (c) of this Agreement, written notice setting forth the reason thereof shall forthwith be given by CIB, if it is the terminating party, to PNB, or by PNB, if PNB is the terminating party, to CIB.

         13.3. EFFECT OF TERMINATION. If the transaction is terminated pursuant to Section 13.1 of this Agreement, then (i) this Agreement shall forthwith come wholly void and of no effect and without liability to any party to this Agreement; and (ii) each party hereto shall pay all of its costs incurred by it in the negotiation, preparation and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of legal counsel, accountants, and other experts.


                                   ARTICLE XIV
                               OPERATIONAL MATTERS

         14.1. NOTICES TO DEPOSITORS AND OBLIGORS.

                  (a) On the earliest practicable date as the parties may agree, but not earlier than two (2) days after the completion by CIB of its Closing Investigation, unless otherwise required by applicable law, CIB and PNB shall notify all holders of Deposit Liabilities of the pending transfer of the Deposit Liabilities to CIB. Such notice will be in a form acceptable to both parties and in compliance with all applicable laws and regulations. CIB and PNB shall share equally the cost of mailing such notices. In addition, CIB may, at its own

PURCHASE AGREEMENT                                                       PAGE 27



expense, after the date of this Agreement, communicate with and deliver press releases and other communications to the press concerning the transactions contemplated by this Agreement, provided that all such communications shall be subject to reasonable approval by PNB. CIB and PNB hereby acknowledge and agree that the notices and other communications to customers contemplated hereby will not include any information concerning any plans CIB may have with regards to interest rates, fees and charges with respect to the Deposit Liabilities following the Effective Time.

                  (b) PNB, at its own expense, will notify customers of the Facilities, in writing at least thirty (30) calendar days prior to the Closing Date, that as of the Closing Date any ATM access cards and check signature cards issued to customers of the Facilities by PNB that do not have any other accessible accounts with other offices of PNB will be terminated as of the Effective Time.

         14.2. NOTICES TO HOLDERS OF IRA AND KEOGH ACCOUNTS. PNB shall use all reasonable efforts to obtain such consents or provide such notices to account holders as are required under the IRA and Keogh agreements relating to such accounts in order to permit transfer of such accounts to CIB on the Closing Date. As to any notification to such account holders required by law or otherwise, CIB and PNB shall mail a joint notice to all such account holders, which notice shall conform to applicable regulatory requirements and be in form and substance reasonably acceptable to PNB and CIB. PNB and CIB shall share equally the cost of reproduction, assembly, postage and mailing of such notice or notices if a joint notice is mailed. However, if the notice or notices are sent by PNB only, PNB shall bear all costs of reproduction, assembly, postage and mailing of such notice or notices.

         14.3. RETENTION OF RECORDS. CIB and PNB shall retain and preserve the books and records of the Facilities which were in existence prior to the Closing Date in accordance with customary business practices and for normal record retention periods and shall allow each other access to such books and records during normal business hours upon the reasonable request of the other and shall, to the extent permitted by law, furnish copies thereof to the other upon request.

         14.4. CORRESPONDENCE AND COMMUNICATION. After the Closing Date, PNB will cooperate with CIB in the transfer to CIB of the existing telephone number for the Facilities and will promptly forward to CIB any correspondence or other communication which PNB receives after the Closing Date from any customers of the Facilities as to matters relating to the Deposit Liabilities or the Assets or otherwise relating to the Facilities.

PURCHASE AGREEMENT                                                       PAGE 28



         14.5.  TRANSITIONAL MATTERS.

                  (a) Following the Closing Date, CIB shall pay, in accordance with law and customary banking practices, all properly drawn and presented checks, automated clearinghouse debits and credits, ATM deposits and withdrawals, drafts and withdrawal orders by holders of the Deposit Liabilities on checks, drafts or withdrawal order forms provided by PNB presented to CIB by mail, over the counter or through the check clearing system of the banking industry, and in all other respects, to discharge, in the normal course of the banking business, the duties and obligations of PNB with respect to the Deposit Liabilities.

                  (b) For a period of one hundred twenty (120) days after the Closing Date, PNB shall continue to pay all checks, automated clearing house debits and credits, ATM deposits and withdrawals and all other items drawn on the Deposit Liabilities which have been charged to PNB through the Federal Reserve or any other clearing system (collectively, the "Items") provided that CIB pays to PNB the net amount of such Items (the "Item Payment") via wire transfer by no later than 2:30 P.M. on the next business day following the date that PNB notifies CIB of such Items via facsimile transmittal (the "Item Notice"). Additionally, during such one hundred twenty (120) day period, PNB shall deliver to CIB at the CIB Facility located in Toledo, Illinois, the Items prior to 5:00 P.M. on the date received. CIB shall reimburse PNB for out-of-pocket expenses reasonably incurred by PNB in performing this Obligation.

                  (c) In order to reduce the continuing charges to PNB through the Check Clearing System of the banking industry which will result from check forms of CIB being used after the Transfer Date by holders of the Deposit Liabilities, CIB agrees, at its sole cost and expense and without charge to the holders of the Deposit Liabilities, to notify such holders, within ten (10) calendar days after the Transfer Date, of CIB's assumption of the Deposit Liabilities and to furnish each such depositor with checks on the forms of PNB and with instructions to utilize CIB's checks and to destroy unused checks of PNB.

                  (d) CIB and PNB shall use their best efforts to transfer all ACH arrangements to CIB as soon as possible following the Effective Time. CIB shall continue such ACH arrangements and such recurring debit arrangements as are originated and administered by third parties and for which CIB need act only as processor; CIB shall have no obligation to continue any such arrangements that were originated and administered by PNB and PNB shall terminate such arrangements on or prior to the Closing Date.

                  (e) Each party shall at all times act diligently, in good faith and in a commercially reasonable manner in processing the aforesaid drafts and shall perform any acts reasonably necessary to complete the transfer of the Deposit Liabilities.

PURCHASE AGREEMENT                                                       PAGE 29


         14.6. BACKUP WITHHOLDING. Any amounts required by governmental agencies to be withheld from any of the Deposit Liabilities (the "Withholding Obligations") will be handled as follows:

                  (a) Any Withholding Obligations required to be remitted to a governmental agency on or prior to the Effective Time will be withheld and remitted by PNB prior to the Closing Date.

                  (b) Any Withholding Obligations with respect to interest payments posted on or before the Effective Time which are not required to be remitted to a government agency until after the Effective Time will be remitted by CIB. At the Closing, PNB will remit to CIB all sums withheld by PNB pursuant to Withholding Obligations which funds are or may be required to be remitted to a government agency on or after the Effective Time.

                  (c) Any Withholding Obligations with respect to interest payments posted after the Effective Time will be remitted by CIB.

                  (d) Any penalties described on "B" notices from the IRS or any similar penalties that relate to Deposit Liabilities opened by PNB prior to the Effective Time will be paid by PNB promptly upon receipt of the notice, provided such penalty assessment resulted from PNB's acts, policies or omissions.

         14.7. INTEREST REPORT. PNB shall prepare and provide to the holders of the Deposit Liabilities such reports as may be required by regulatory and governmental authorities for all periods prior to the Effective Time. CIB shall prepare and provide to the holders of the Deposit Liabilities such reports as may be required by regulatory and governmental authorities relating to all periods after the Effective Time. Any such reports shall be made to the holders of the appropriate Deposit Liabilities and, if necessary, to the applicable federal and state regulatory and governmental authorities. CIB and PNB shall each bear their own costs of reporting pursuant to this Section 14.7.

         14.8. ACCESS TO BOOKS AND RECORDS. In the event that, following the Effective Time, PNB must obtain information regarding the Deposit Liabilities or the Assets and such information is in the possession or control of CIB, CIB shall perform the required research on behalf of PNB and make, at PNB's expense, copies of, and excerpts from, such books and records as are reasonably required by PNB. In the event that CIB must obtain information regarding the Assets or the Deposit Liabilities and such information is in the possession or control of PNB, PNB shall perform the required research on behalf of CIB and make, at CIB's expense, copies of, and excerpts from, such books and records as reasonably required by CIB.

PURCHASE AGREEMENT                                                      PAGE 30


         14.9. USE OF PNB'S NAME. On and after the Effective Time, CIB shall not use the name of PNB in any manner in connection with the operation of the Facilities and CIB shall remove and/or cover all PNB signage. No activity conducted by CIB on or after the Effective Time shall state or imply that PNB is in any way involved as a partner, joint venturer or otherwise in the business of CIB.

         14.10. TRANSFER OF DATA. PNB agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion.

         14.11. COVENANT NOT TO COMPETE.

                  (a) PNB hereby covenants and agrees that following the consummation of this transaction and for a period of two (2) years commencing as of the Closing Date:

                       (i) neither PNB nor any affiliate of PNB shall open a de novo financial institution, branch office, loan production office, deposit production office or remote service unit for the production of loans or deposits that has a place of business within the Restricted Area. Nothing herein contained shall preclude PNB from purchasing any other financial institution which, at the time of acquisition, is head-quartered in the Restricted Area or has or operates a branch office, a loan production office, deposit production office or remote service unit for the production of deposits or loans within the Restricted Area; and

                       (ii) neither PNB nor any affiliate of PNB shall specifically target and solicit residents of the Restricted Area using any customer or mailing list of PNB that consists primarily of residents of the Restricted Area, provided that this restriction shall not restrict general mass mailings, statement stuffers or other similar communications directed to all customers of PNB or affiliates of PNB existing after the Effective Time, or to the public through newspaper, radio or television advertisements of a general nature which do not specifically target residents of the Restricted Area.

                  (b) CIB hereby covenants and agrees that following the consummation of this transaction and for a period of two (2) years commencing

PURCHASE AGREEMENT                                                       PAGE 31


as of the Closing Date, neither CIB nor any of its affiliates will establish a de novo bank or branch facility within two (2) miles of the PNB facility located at 2958 N. Milwaukee Avenue, Chicago, Illinois and that neither CIB nor any of its affiliates shall solicit deposits via direct mail or telephone solicitation to individual residents within such area, provided that this restriction shall not preclude CIB from making loans to residents of such area, general mass mailings, statement stuffers or other similar commitments directed to all customers of CIB or affiliates of CIB existing after the Effective Time, or to the public through newspaper, radio or television advertisements of a general nature which do not specifically target residents of such area. Nothing contained in this Section 14.11(b) shall be deemed to preclude or restrict CIB or any affiliate of CIB from acquiring a bank or savings institution which has its principal main office or a branch office located within such area and the solicitation of residents in such area as a result thereof.

                                   ARTICLE XV
                               GENERAL PROVISIONS

         15.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and may be delivered via facsimile transmittal, overnight carrier or registered or certified mail postage prepaid. When notice is given via facsimile transmittal, it shall be conclusively deemed to have been received on the date of transmittal provided the sender receives confirmation of transmittal to the number set forth below. Notice given by overnight carrier shall be conclusively deemed received on the date following the date sent. Notice sent registered or certified mail, postage prepaid, shall be conclusively deemed to have been received three (3) business days after its deposit in the United States mail when sent to the other party at the address set forth below. Either party may change the person, address or facsimile number to which notice shall be sent by giving written notice to the other party.

                    To PNB:          Mr. Sanford Takiff
                                     Chief Executive Officer and Chairman
                                     of the Board
                                     Park National Bank and Trust of Chicago
                                     2955 N. Milwaukee Ave.
                                     Chicago, Illinois 60618-7395
                                     Facsimile No.: (773) 276-2169

                    To CIB:          J. Michael Straka
                                     Chief Executive Officer
                                     Central Illinois Bancorp, Inc.
                                     N27 W24025 Paul Court
                                     Pewaukee, WI  53072
                                     Facsimile No.: (414) 695-6010

PURCHASE AGREEMENT                                                       PAGE 32


         15.2. SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns.

         15.3. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their successors and permitted assigns any right or remedy under or by reason of this Agreement.

         15.4. COSTS. Except as otherwise provided in this Agreement, all of the costs and expenses, including legal and accounting fees attendant to this transaction, incurred by either party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

         15.5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between CIB and PNB with respect to the subject matters hereof. There are no written or oral agreements between CIB and PNB in connection with this Agreement that are not set forth herein or in the exhibits attached hereto. This Agreement supersedes all prior negotiations, agreements and undertakings between CIB and PNB, whether written or oral, with respect to the subject matter hereof.

         15.6. AMENDMENT. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing at any time with the mutual consent of the Board of Directors of CIB and PNB.

         15.7. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that in the event the invalid provision shall result in a material change in the terms or conditions of this Agreement, the party against whom the provision affects may terminate this Agreement; provided that such invalid or unenforceable provision(s) cannot be replaced with a new provision which has the most nearly similar permittable economic effect and which is acceptable to CIB and PNB.

         15.8. RULE OF CONSTRUCTION. The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implication or presumption that the terms hereof shall be more strictly construed against any party by reason of the rule of construction that a document is to be construed more strictly against the person who prepared the Agreement.

PURCHASE AGREEMENT                                                       PAGE 33


         15.9. SECTION HEADINGS. The section headings in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         15.10. GENDER, ETC. Words herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural and any other gender, masculine, feminine or neuter, as the context requires.

         15.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same act and instrument.

         15.12. GOVERNING LAW. This Agreement is being delivered and is intended to be performed in the State of Illinois and shall be governed by and construed in accordance with the laws of the State of Illinois.

         15.13. EXECUTION. The submission of this Agreement for examination does not constitute an offer relative to the matters herein contained and this Agreement becomes effective and binding only upon the execution and delivery of this Agreement by the parties.


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

PURCHASE AGREEMENT                                                       PAGE 34







                                    PARK NATIONAL BANK AND TRUST OF CHICAGO


                                    BY:  /s/  Sanford Takiff
                                       -----------------------------------------
                                         Chief Executive Officer and
                                         Chairman of the Board

                                    CIB BANK


                                     BY: /s/  J. Michael Straka
                                         ---------------------------------------
                                         Chairman of the Board